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Exhibits 5.1, 23.2

April 5, 2006

Mr. Scott R. Sand CEO & Chairman
Ingen Technologies, Inc.
285 E. County Line Road
Calimesa, CA 92320

Re:  Opinion of Legality regarding SB-2 Registration Statement

Dear Mr. Sand,

     This letter constitutes an opinion of legality with respect to 31,753,741 unrestricted shares of Ingen Technologies, Inc.'s ("Ingen") common stock contained in Ingen Technologies, Inc.'s SB-2 Registration Statement as filed with the Securities and Exchange Commission on or about April 5, 2006.

     This letter is privileged and confidential and the opinion herein is issued for the sole purpose of opining on the legality of the common shares contained in the SB-2 Registration Statement. No other purpose or use of this letter is intended or authorized. You have my consent to include this letter as an exhibit to the aforesaid SB-2 Registration Statement.

     Having reviewed the SB-2 registration statement, exhibits thereto and other materials supplied to me, and subject to my review of any amendments to the registration statement filed before an effective date is obtained, I am of the opinion that the above securities of Ingen Technologies, Inc. will, when sold, be lawfully issued, fully paid and non-assessable.

                                                     Very Truly Yours,

                                                     - s -

                                                     PETER J. WILKE
                                                     Attorney at Law